Exhibit 10.10

GENERAL RELEASE OF CLAIMS

THIS GENERAL RELEASE OF CLAIMS (this “Release”) is entered into by and between Avidity Biosciences, Inc., a Delaware corporation (the “Company”), and Kent Hawryluk (“Executive”), as of the Effective Date (as defined below).

WHEREAS, the Company and Executive are parties to that certain Executive Employment Agreement dated as of January 1, 2013, as amended by that certain Amendment #1 to Executive Employment Agreement effective as of January 1, 2013 (as amended, the “Employment Agreement”), a copy of which is attached to this Release as Exhibit A and incorporated herein by reference, and that certain Company’s Employee Proprietary Information and Inventions Agreement executed by Executive on January 14, 2014 (the “PIIA”);

WHEREAS, the parties agree that Executive is entitled to certain severance benefits under the Employment Agreement, subject to Executive’s execution and non-revocation of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive described in Section 2(d) below, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1.    Effective Date; Termination of Employment.

(a)    Effective Date. This Release shall become effective upon Executive’s execution of the Release (which shall occur no earlier than the Separation Date (as defined below)) and the expiration of the revocation period applicable under Section 3(d) without Executive having given notice of revocation. The “Effective Date” shall be the eighth (8th) day following Executive’s execution of this Release without revocation. Executive understands that Executive will not be given any severance benefits under this Release unless the Effective Date occurs on or before the date that is sixty (60) days following the Separation Date. In the event the Effective Date does not occur on or before the date that is sixty (60) days following the Separation Date, this Release shall be null and void.

(b)    Termination of Employment. Executive’s employment by the Company will terminate effective as of December 19, 2019 (the “Separation Date”). Executive hereby resigns from his position as Chief Business Officer, and any and all other titles or positions he may hold with the Company (and any of its affiliates and subsidiaries) effective as of the Separation Date. Executive shall execute any additional documentation necessary to effectuate such resignations. Executive’s “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be the Separation Date. The Company will provide Executive with advanced copies of all press releases, articles, other publications (on the Company’s website or otherwise) and/or internal announcements related to the Executive’s separation (“Announcements”). Executive shall promptly, but no longer than five (5) days, provide Company with any proposed edits to the Announcements, and the Company shall consider including such edits in the Announcements at Company’s sole discretion. No future Announcements will be published or sent without Executive’s opportunity to review and propose edits pursuant to this Section 1(b). Executive agrees that the Announcements attached hereto as Exhibit C may be published or sent by Company any time on or after the date of Executive’s signature on this Release.

2.    Compensation.

(a)    Compensation Through Separation Date. On the Separation Date, the Company shall issue to Executive his final paycheck, reflecting (i) Executive’s fully earned but unpaid base salary, through the Separation Date at the rate then in effect, and (ii) all accrued, unused paid time off or vacation due Executive through the Separation Date. In addition, subject to Section 2(d)(iii)(C) below, all vesting of Executive’s unvested stock options previously granted to him by the Company shall cease and none of such unvested stock options shall be exercisable following the Separation Date. Subject to Sections 2(b) and (d) below, Executive acknowledges and agrees that with his final check, Executive received all monies, bonuses, commissions, expense reimbursements, paid time off or vacation, or other compensation he earned or was due during his employment by the Company and that were payable as of his Separation Date.

(b)    Expense Reimbursements. The Company, within thirty (30) days after the Separation Date, will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of his job duties prior to the Separation Date, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than thirty (30) days after the Separation Date.

(c)    Benefits. Subject to Section 2(d)(iii)(B) below, Executive’s entitlement to benefits from the Company, and eligibility to participate in the Company’s benefit plans, shall cease on the Separation Date, except to the extent Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for himself and any covered dependents, in accordance with the provisions of COBRA.

(d)    Severance. In exchange for Executive’s agreement to be bound by the terms of this Release, including, but not limited to, the release of claims in Section 3, and subject to the occurrence of the Effective Date as provided in Section 1(a), Executive shall be entitled to receive the following, which shall be the exclusive severance benefits to which Executive is entitled, unless Executive has failed to comply with the provisions of this Release, in which case the last sentence of Section 4 shall apply:

(i)     A cash payment in the amount of $292,916.55, representing twelve (12) months’ base salary, payable in a lump sum on the sixtieth (60th) day following the Separation Date; plus

(ii)     A cash payment in the amount of $87,874.97, representing Executive’s 2019 annual bonus, payable in a lump sum on the sixtieth (60th) day following the Separation Date; plus

(iii)     For the period beginning on the Separation Date and ending on the date which is twelve (12) full months following the Separation Date (or, if earlier, (x) the date on which the applicable continuation period under COBRA expires, or (y) the date Executive becomes eligible to receive the equivalent or increased healthcare coverage from a subsequent employer) (such period, the “COBRA Coverage Period”), the Company shall either, at its option, (1) pay directly or (2) reimburse Executive, for the costs associated with continuation coverage pursuant to COBRA for Executive and his eligible dependents who were covered under the Company’s health plans as of the Separation Date (provided that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, his election of such coverage and his timely payment of premiums). If (x) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (y) the Company is otherwise unable to continue to cover Executive under its group health plans under applicable law or the terms of such plans, then, in either case, the Company shall instead pay to Executive an amount equal to the monthly plan premium payment for

Executive and his eligible dependents who were covered under the Company’s health plans as of the Separation Date (calculated by reference to Executive’s premiums as of the Separation Date) as currently taxable compensation in substantially equal monthly installments over the COBRA Coverage Period (or the remaining portion thereof); plus

(iv)    In the event a Company Transaction (as defined in the Employment Agreement) occurs within fifty-nine (59) days following the Separation Date, the additional benefits set forth below (and, for the avoidance of doubt, if a Company Transaction does not occur within such time period, Executive shall not be eligible to receive the additional severance benefits described in this clause (iv)):

(A)    An additional cash payment in the amount of Executive’s full target bonus for the year in which the Company Transaction occurs, payable in a lump sum on the sixtieth (60th) day following the Separation Date; plus

(B)     The vesting and/or exercisability of each of Executive’s outstanding stock options shall be automatically accelerated and deemed vested and exercisable as of the Separation Date. Except as modified above, Executive’s stock options shall continue to be governed by the terms and conditions of the stock option agreements and the Company’s equity plan pursuant to which such stock options were granted.

The foregoing benefits shall be the exclusive benefits to which Executive is entitled in connection with his termination of employment, unless Executive has failed to comply with the provisions of this Release, in which case the last sentence of Section 4(a) shall apply.

(e)    Return of the Company’s Property. On the Separation Date, and prior to the payment of any amounts to Executive under Section 2(d) above, Executive shall immediately surrender to the Company all Company equipment, lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such equipment, lists, books and records, and other documents, are the property of the Company and shall be returned with all stored data and files intact.

3.    General Release of Claims by Executive.

(a)    Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Executive does not release the following:

(i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)    Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)    Claims for indemnity and to be held harmless under the bylaws of the Company; as provided for by California law (including California Labor Code Section 2802) or another applicable and comparable state law, whichever is broader; or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company;

(v)    Claims based on any right Executive may have to enforce the Company’s executory obligations under this Release;

(vi)    Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing claims or any other federal, state or local government agency of discrimination, harassment, retaliation or failure to accommodate, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Executive does release his right to secure any damages for any such alleged treatment;

(vii)    Executive’s right to communicate or cooperate with any government agency; and

(vii)    Any other Claims that cannot be released as a matter of law.

Further, nothing in this Agreement alters Executive’s rights to any vested benefits, his rights related to his vested options or ownership, or his right to pursue benefits under any applicable benefit plan.

(b)    EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c)    Executive acknowledges that this Release was presented to him on December 19, 2019, and that, prior to signing this Release, Executive was given at least twenty-one (21) days’ time in which to consider it. Executive further acknowledges that the Company has advised him that he is waiving his rights under the ADEA, and that Executive should consult with an attorney of his choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before the foregoing twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(d)    Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to John Wallen, General Counsel of the Company, at the Company’s principal place of business, within the foregoing seven (7) day period.

(e)    Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above.

4.    Confirmation of Continuing Obligations.

(a)    Executive hereby expressly reaffirms his obligations under the PIIA, a copy of which is attached to this Release as Exhibit B and incorporated herein by reference, and agrees that such obligations shall survive the Separation Date and any termination of his services to the Company. The Company shall be entitled to cease all severance payments to Executive in the event of his non-compliance with this Section 4.

(b)    Executive agrees that during the period of employment with the Company and for twelve (12) months after the date Executive’s employment is terminated for any reason, Executive will not, either directly or through others, solicit or encourage or attempt to solicit or encourage any employee, independent contractor, or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity. The foregoing provision shall not be violated by (i) general advertising not targeted at employees, independent contractors or consultants of the Company or (ii) Executive’s ownership, for investment purposes only, of no more than 3% of the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the-counter market.

(c)    Executive agrees that he shall not disparage or otherwise communicate negative statements or opinions about the Company, its board members, officers, employees, shareholders or agents; provided, however, that Executive shall not be prohibited from making such statements or opinions to his immediate family so long as such statements or opinions are not likely to be harmful to the Company, its board members, officers, employees, shareholders or agents or its or their businesses, business reputations, or personal reputations. The Company agrees that neither its board members nor officers shall disparage or otherwise communicate negative statements or opinions about Executive. Except as may be required by law, neither Executive, nor any member of Executive’s family, nor anyone else acting by, through, under or in concert with Executive will disclose to any individual or entity (other than Executive’s legal or tax advisors) the terms of this Release.    Nothing in this Section 4(c) shall prohibit Executive from (i) testifying in any legal proceeding in which his testimony is compelled by law or court order and no breach of this provision shall occur due to any accurate, legally compelled testimony or (ii) communicating or cooperating with any government agency.

(d)    Executive acknowledges that the Company has provided him with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information (as defined in the PIIA) that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Proprietary Information to his attorney and use the Proprietary Information in the court proceeding, if Executive files any document containing the Proprietary Information under seal, and does not disclose the Proprietary Information, except pursuant to court order.

5.    Indemnification. The Company shall indemnify Executive for all necessary expenditures or losses, including all reasonable costs and attorneys’ fees, incurred by Executive as a result of the discharge of his duties, or of his obedience to the directions of the Company, during his employment as provided in Section 2802 of the California Labor Code or comparable applicable state law, whichever is broader. To the extent any claim, action or proceeding is brought related to events that occurred during Executive’s employment with the Company, if the Company requires information or reasonable assistance from Executive to defend such claim, action or proceeding, the Company will pay or reimburse Executive for any reasonable out-of-pocket expenses incurred by Executive in doing so.

6.    Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Release shall be settled by final and binding arbitration in San Diego, California, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, before a single neutral arbitrator in accordance with the then-applicable rules (the “Rules”) of JAMS, Inc. (“JAMS”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.jamsadr.org/rules-clauses and are available upon request from the Company. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by JAMS in accordance with its Rules. The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. Each party shall pay the fees of its or his own attorneys, the expenses of its or his witnesses and all other expenses connected with presenting its case; however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, JAMS’

administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 5 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Release or relating to Executive’s employment; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Release; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California). This Release shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.

7.    Miscellaneous.

(a)    Assignment; Assumption by Successor. The rights of the Company under this Release may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Release in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Release, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Release by operation of law or otherwise.

(c)    Survival. The covenants, agreements, representations and warranties contained in or made in Sections 2, 3, 4, 5, 6 and 7 of this Release shall survive Executive’s termination of employment or any termination of this Release.

(d)    Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(e)    Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

(d)    Governing Law and Venue. This Release is to be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Section 5, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(e)    Entire Agreement; Modification. This Release and the PIIA set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all existing agreements between them concerning such subject matter. The Employment Agreement shall be superseded entirely by this Release and the Employment Agreement shall be terminated and be of no further force or effect. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(f)    Counterparts. This Release may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Release.

(g)    Withholding and other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(h)    Section 409A.

(i)    It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A of the Code.

(ii)    To the extent applicable, this Release shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code. To the extent that any provision of the Release is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Release shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.

(iii)    For purposes of Section 409A of the Code, Executive’s right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of the Company.

(iv)    Any reimbursement of expenses or in-kind benefits payable under this Release shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable during any taxable year of Executive’s will not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(i)    RIGHT TO ADVICE OF COUNSEL. EXECUTIVE ACKNOWLEDGES THAT HE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH HIS LAWYER; BY HIS SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT HE HAS CONSULTED, OR HAS ELECTED NOT TO CONSULT, WITH HIS LAWYER CONCERNING THIS RELEASE.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Release as of the dates set forth below.

AVIDITY BIOSCIENCES, INC.

Date:	01/04/2020	By:	/s/ Sarah Boyce
		Name:	Sarah Boyce
		Title:	CEO

EXECUTIVE

Date:	01/06/2020	/s/ Kent Hawryluk
Kent Hawryluk

[SIGNATURE PAGE TO GENERAL RELEASE OF CLAIMS]

EXHIBIT A

EMPLOYMENT AGREEMENT

AVIDITY NANOMEDICINES LLC

EXECUTIVE EMPLOYMENT AGREEMENT

FOR

KENT HAWRYLUK

This Executive Employment Agreement (the “Agreement”), made between Avidity NanoMedicines LLC (the “Company”) and Kent Hawryluk (the “Executive”) (collectively, the “Parties”), is effective as of January 1, 2013.

WHEREAS, the Company desires Executive to provide non-exclusive employment services to the Company, and wishes to provide Executive with certain compensation and benefits in return for such employment services; and

WHEREAS, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.    EMPLOYMENT BY THE COMPANY.

1.1    Position. Executive will serve as the Company’s Chief Business Officer. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and a reasonable amount of Executive’s business time and attention to the business of the Company, except for reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2    Duties and Location. Executive will perform such duties as are required by the Company’s Chief Executive Officer to whom Executive will report. Executive’s primary office location will be located in Indianapolis, Indiana. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time and to require reasonable business travel.

1.3    Policies and Procedures. The employment relationship between the Parties will be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement will control.

2.    COMPENSATION.

2.1    Initial Salary. For services to be rendered hereunder, Executive will be entitled to receive a base salary at the rate of $120,000 per year (the “Initial Salary”) less normal payroll withholdings. Executive will receive the full Initial Salary in cash in accordance with the Company’s regular payroll schedule.

2.2    Bonus. Executive will be eligible for an annual discretionary bonus of up to 30% of Executive’s Base Salary (the “Annual Bonus”). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Company’s Board of Managers (“Board”) in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Board. Executive must remain an active employee or consultant through the end of any given calendar year in order to earn an Annual Bonus for that year and any such bonus will be paid prior to March 15 of the year following the year in which such bonus was earned. Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive’s employment or consulting relationship with the Company terminates for any reason before the end of the calendar year.

2.3    Payment of Special Bonus. Executive will be eligible to receive a special bonus (the “Special Bonus”) payable upon the upon the closing of the Company Financing (as defined below) in the form of equity securities issued in the Company Financing calculated in accordance with this Section 2.3. Upon the closing of the Company Financing, the Company will issue to Executive equity securities in the Company in the same class and with the same rights and preferences as the equity securities issued pursuant to the Company Financing in an aggregate amount (based on the per share price of the equity securities issued in the Company Financing) equal to (a) $104,712, plus (b) an amount equal to $140,000 multiplied by x/365 (where x = the number of days between May 28, 2013 and the earlier to occur of (x) date of the closing of the Company Financing and (y) the effective date of any termination of Executive’s employment or consulting relationship with the Company prior to the date of the closing of the Company Financing). In the event that the Company has not closed a Company Financing prior to a Company Transaction (as defined below), at the closing of the Company Transaction, the Company will pay the Executive an amount in cash equal to the Special Bonus (provided, that for purposes of determining the portion of the Special Bonus described in clause (b) above, the term “Company Financing” shall be replaced with the term “Company Transaction”).

2.4    Post-Financing Salary. Upon the closing of the Company Financing, for services to be rendered hereunder, the Executive’s base salary will increase to $260,000 per year (the “Base Salary”) less normal payroll withholdings. Executive will receive the full Base Salary in cash in accordance with the Company’s regular payroll schedule.

2.5    Payment of Base Salary and Annual Bonus. The Initial Salary, Base Salary, and Annual Bonus (if any) shall be paid to Executive by Insperity (a co-employer of Executive) or another professional employer organization and all amounts so paid for services rendered will satisfy the Company’s obligations hereunder. The Company will indemnify Executive for any claims for federal, state or local taxing authorities that the Company’s payments to Executive should have been subjected to additional taxes or withholdings.

3.    STANDARD COMPANY BENEFITS. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

4.    VACATION. Executive will be entitled to accrue and use paid vacation in accordance with the terms of the Company’s vacation policy and practices, provided, however, that in no event will Executive’s vacation accrual rate be lower than 3 weeks per year.

5.    EXPENSES AND INDEMNITY

5.1    EXPENSES. The Company will reimburse Executive for reasonable travel and lodging, including, without limitation, any required lodging expenses incurred in connection with travel by Executive to La Jolla, California, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5.2    INDEMNITY. Executive will be indemnified by the Company to the fullest extent permitted by California, Indiana or Delaware law pursuant to an indemnity agreement entered into between the parties substantially in the form of Exhibit B.

6.    TERMINATION OF EMPLOYMENT; SEVERANCE.

6.1    At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.

6.2    Termination Without Cause; Resignation for Good Reason.

(a)    Not in Connection with a Company Transaction. In the event Executive’s employment with the Company is terminated by the Company without Cause (other than by reason of death or disability), or Executive resigns for Good Reason, then provided such termination or resignation constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), the Separation from Service occurs more than 59 days prior to the closing of a Company Transaction, and provided that Executive remains in compliance with the terms of this Agreement, the Company will provide Executive with a cash lump-sum payment in an amount equal to 12 months of Executive’s annual base salary at the rate in effect on the effective date of Executive’s Separation from Service, ignoring any decrease in base salary that forms the basis for Good Reason, payable on the 60th day following Executive’s Separation from Service, provided the Release (as discussed in Section 6) has become effective.

(b)    In Connection with a Company Transaction. In the event Executive’s employment with the Company is terminated by the Company without Cause (other than by reason of death or disability), or Executive resigns for Good Reason, then provided such termination or resignation constitutes a Separation from Service, the Separation from Service occurs within 59 days prior to, on or within 12 months following the closing of a Company Transaction, and provided that Executive remains in compliance with the terms of this Agreement, the Company will provide Executive with the following severance benefits:

(i)    A cash lump-sum payment in an amount equal to 12 months of Executive’s annual base salary at the rate in effect on the effective date of Executive’s Separation from Service, ignoring any decrease in base salary that forms the basis for Good Reason, less standard deductions and withholdings, payable on the 60th day following Executive’s Separation from Service, provided the Release (as discussed in Section 7) has become effective.

(ii)    A cash lump-sum payment in an amount equal to the Executive’s full target bonus amount for services to be performed during the year in which the Company Transaction occurs, less standard deductions and withholdings, payable on the 60th day following Executive’s Separation from Service, provided the Release (as discussed in Section 7) has become effective.

(iii)    Provided Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable), subject to withholding if deemed necessary to comply with applicable laws, through the period (the “COBRA Premium Period”) starting on the Executive’s Separation from Service and ending on the earliest to occur of: (i) 12 months following Executive’s Separation from Service; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason. In the event Executive becomes covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event.

(iv)    One hundred percent of any Parent equity held by Executive will be deemed vested and exercisable (if applicable) as of Executive’s last day of employment.

6.3    Termination for Cause; Resignation Without Good Reason; Death or Disability. If Executive resigns without Good Reason, or the Company terminates Executive’s service for Cause, or upon Executive’s death or disability, then all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and Executive will not be entitled to any benefits under Section 6.2(a) or Section 6.2(b).

7.    RELEASE OF CLAIMS. The receipt of any benefits under Section 6.2(a) or Section 6.2(b) will be subject to Executive providing a signed and irrevocable release of claims in the form attached hereto as Exhibit A (the “Release”), within 60 days following Executive’s Separation from Service.

8.    SECTION 409A.

8.1    It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A.

8.2    A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of service” or like terms will mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit will be made or provided at the date which is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 8.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

8.3    To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

8.4    For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of the Company. Notwithstanding any other provision of this Agreement to the contrary, in no event will any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

9.    DEFINITIONS.

9.1    “Cause” with respect to Executive means Executive has: (a) been convicted of or pled guilty or nolo contendere to a felony or any crime involving moral turpitude or dishonesty; (b) participated in a fraud or act of dishonesty against the Company; (c) materially breached any agreement between such Executive and the Company or any written policy of the Company; (d) engaged in conduct that demonstrates gross unfitness to serve; or (e) engaged in willful misconduct or (f) refused to comply with any lawful directive of the Company and, with respect to clauses (c) and (f), Executive has not cured such noncompliance or breach within 30 days of receipt the Company’s written notice of such noncompliance or breach.

9.2    “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

9.3    “Company Financing” means the first issuance of equity securities by the Company in one transaction or a series of related transactions which is a bona fide financing transaction with proceeds to the Company equal to at least $5.0 million (excluding the conversion of any convertible debt).

9.4    “Company Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a)    a sale, lease or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(b)    a sale or other disposition of at least 50% of the outstanding securities of the Company or of the outstanding securities of Parent;

(c)    a merger, consolidation, or similar transaction of the Company or Parent following which such entity is not the surviving entity;

(d)    a merger, consolidation or similar transaction of the Company or Parent following which such entity is the surviving entity but the units outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing, the term Company Transaction will not include (i) a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, or (ii) the acquisition of securities of the Company by an investor or any affiliate thereof that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities. In addition, to the extent required for compliance with Section 409A of the Code, in no event will an event be deemed a Company Transaction if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

9.5    “Good Reason” will exist for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent:

(a)    a material reduction in Executive’s base salary, unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees;

(b)    a material reduction in Executive’s duties (including responsibilities and/or authorities);

(c)    a material reduction in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, including a requirement that Executive report to an officer or employee instead of reporting directly to the Board or similar governing body;

(d)    relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than 50 miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation; or

(e)    any other action or inaction that constitutes a material breach by the Company of this Agreement or any agreement under which Executive provides services.

In order to resign for Good Reason, Executive must provide written notice to the Company within 60 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 90 days after the expiration of the cure period.

9.6    “Parent” means, an entity that is a majority equity holder of the Company, or any entity in a chain of entities in which each entity is a majority equity holder of another entity in the chain, ending with the Company. A “majority equity holder” is an equity holder owning more than 50% of the total fair market value and total voting power of the entity in question.

10.    PROPRIETARY INFORMATION OBLIGATIONS.

10.1    Confidential Information Agreement. As a condition of employment, Executive will execute and abide by the Company’s standard form of Proprietary Information and Invention Assignment Agreement (the “Confidentiality Agreement”) and Arbitration Agreement.

10.2    Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. During Executive’s employment with the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

11.    NO ADVERSE INTERESTS.

During the term of employment with the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be a direct competitor of the Company, its business or prospects, financial or otherwise. This does not prohibit Executive’s continued involvement in any existing investments or ownership, for investment purposes only, of not more than 3% of the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the-counter market.

12.    NON-SOLICITATION. Executive agrees that during the period of employment with the Company and for 12 months after the date Executive’s employment is terminated for any reason, Executive will not, either directly or through others, solicit or encourage or attempt to solicit or encourage any employee, independent contractor, or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity. The foregoing provision shall not be violated by (a) general advertising not targeted at employees, independent contractors or consultants of the Company or (b) Executive’s ownership, for investment purposes only, of not more than 3% of the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the-counter market.

13.    DISPUTE RESOLUTION. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, including but not limited to statutory claims, will be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Diego, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: http://www.jamsadr.com/rulesclauses). By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator will be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company will pay all JAMS’ arbitration fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

14.    GENERAL PROVISIONS.

14.1    Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

14.2    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

14.3    Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

14.4    Complete Agreement. This Agreement, together with the Confidentiality Agreement and Arbitration Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

14.5    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

14.6    Headings. The headings of the paragraphs hereof are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.

14.7    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which will not be withheld unreasonably.

14.8    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

AVIDITY NANOMEDICINES LLC

By:	/s/ Troy Wilson
Name: Troy Wilson
Title: President and CEO

EXECUTIVE

/s/ P. Kent Hawryluk
Name: P. Kent Hawryluk

AMENDMENT #1 TO

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment #1 is made effective as of January 1, 2013 (“the Amendment Effective Date”) and amends that certain Executive Employment Agreement by and between Avidity NanoMedicines LLC, a Delaware limited liability company (the “Company”) and Kent Hawryluk (the “Executive”) dated January 1, 2013 (the “Agreement”).

WHEREAS, the Company and Executive desire to amend the Agreement to clarify and correct the provision with respect to the commencement date of Executive’s salary.

NOW THEREFORE, in consideration of the foregoing and the agreements below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	All terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

2.	Section 2.1 is hereby deleted and replaced in its entirety with the following:

“2.1 Initial Salary. For Services to be rendered hereunder, commencing on May 28, 2013 Executive will be entitled to receive a base salary at the rate of $120,000 per year (the “Initial Salary”) less normal payroll withholdings. Executive will receive the full Initial Salary in cash in accordance with the Company’s regular payroll schedule.”

3.	Except as specifically amended hereby, all terms of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the undersigned agree to the terms and conditions of the Agreement as amended herein.

Avidity NanoMedicines LLC		Executive

By:	/s/ Troy Wilson	/s/ Kent Hawryluk
Name:	Troy Wilson	Name: Kent Hawryluk
Title:	President and Chief Executive Officer

EXHIBIT B

AVIDITY NANOMEDICINES LLC

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by AVIDITY NANOMEDICINES LLC (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.     NONDISCLOSURE

1.1    Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter (and for purposes of this Agreement, any reference to any period of employment shall also include any other provision of services to the Company, directly or indirectly), I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. I have been informed and acknowledge that the unauthorized taking of the Company’s trade secrets could result in a civil liability under California Civil Code Section 3426, and that, if willful, could result in an award for double the amount of the Company’s damages and attorneys’ fees; and is a crime under California Penal Code Section 444(c), punishable by imprisonment for a time not exceeding one (1) year, or by a fine not exceeding five thousand dollars ($5,000), or by both.

1.2    Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, samples, procedures and formulations for producing any such samples, media and/or processes, data, formulae, methods, software, source and object codes. programs, other works of authorship, know-how, improvements, discoveries, developments, developmental or experimental work, designs, and techniques (hereinafter collectively referred to as “Inventions”); (b) information regarding the operation of the Company, products, services, plans for research and development, marketing and business plans, budgets, accounts, financial statements, licenses, licensors, licensees, contracts, prices and costs, suppliers, and current or potential customers; (c) information regarding the skills, tasks and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3    Third Party Information. understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4    No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.    ASSIGNMENT OF INVENTIONS.

2.1    Proprietary Rights. The term “Proprietary Rights” shall mean any Invention, whether or not patentable, and all related know-how, designs, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works and any and all other intellectual property rights throughout the world.

2.2    Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3    Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4    Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5    Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6    Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7    Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8    Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.    RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.    ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5.    NO CONFLICTING OBLIGATION. represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.    RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7.    LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.    NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day, (iii) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party hereto at such party’s address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto.

9.    NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.    GENERAL PROVISIONS.

10.1    Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

10.2    Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3    Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4    Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5    Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6    Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7    “I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS

AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.”

10.8    Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us with respect to the subject matter hereto, including, but not limited to, any prior agreement between the Company and me with respect to the assignment of proprietary information to the Company. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely January 1, 2013.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated: 1/24/14

/s/ Kent Hawryluk

(Signature)

Kent Hawryluk

ACCEPTED AND AGREED TO:

AVIDITY NANOMEDICINES LLC

By: /s/ Troy Wilson

Name:

Title:

Dated:

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.    Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;

2.    Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By: /s/ P. Kent Hawryluk

Print Name: P. Kent Hawryluk

Date: 1/24/14

Witnessed By:

/s/ [Illegible]

EXHIBIT B

TO:              AVIDITY NANOMEDICINES LLC

FROM: P. Kent Hawryluk

DATE: 1/24/14

SUBJECT:  Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by AVIDITY NANOMEDICINES LLC (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.